                                                                       EXHIBIT 3

                             ARTICLES OF AMENDMENT
                                     TO THE
                  SECOND RESTATED ARTICLES OF INCORPORATION OF
                                 7-ELEVEN, INC.

    Pursuant to the provisions of the Texas Business Corporation Act, 7-Eleven, Inc., a corporation organized under the laws of the State of Texas, hereby amends its Second Restated Articles of Incorporation (the "Articles of Incorporation") and for that purpose, submits the following statement:

                                  ARTICLE ONE

    The name of the corporation is 7-Eleven, Inc.

                                  ARTICLE TWO

    Article Four (b) of the Articles of Incorporation is hereby deleted in its entirety and replaced with a new paragraph (b), as follows:

                                 "ARTICLE FOUR

    (b) Upon the filing of these Articles of Amendment to the Articles of Incorporation with the Texas Secretary of State, each share of the Corporation's common stock, par value $0.0001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the filing hereof shall, without any action on the part of the holder thereof, be converted and reclassified into, and immediately represent one-fifth of a validly issued, fully paid and non-assessable share of Common Stock. No holder will be entitled to receive a fractional share of Common Stock and any fraction of a share of Common Stock that would otherwise be due a holder as a result of the preceding sentence shall automatically be eliminated and, in lieu thereof, the holder thereof shall be entitled to receive a cash adjustment in respect of such fraction of a share in an amount based upon a value of the Common Stock equal to the product of five multiplied by the closing price, as reported by The Nasdaq Stock Market, of a share of the Old Common Stock on the last trading day immediately preceding the effective date of this amendment. Each certificate which theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of Common Stock determined in the previous sentences; provided, however, that each person holding of record a stock certificate or certificates which represented a share of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled."

                                 ARTICLE THREE

    The amendment to the Articles of Incorporation was adopted by a vote of the shareholders of the corporation on April 26, 2000.

                                  ARTICLE FOUR

    The number of shares of the corporation outstanding and entitled to vote on this amendment was 410,112,375 shares.

    The designation and number of shares of each class or series entitled to vote thereon as a class or series were as follows:

                                 NUMBER OF SHARES OUTSTANDING
   CLASS OR SERIES                   AND ENTITLED TO VOTE
    None

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                                  ARTICLE FIVE

    The number of shares voted for such amendment was 340,331,661 and the number of shares voted against such amendment was 6,843,358.

        The number of shares of each class or series entitled to vote as a class or series voted for or against such amendment as follows:

   CLASS OR SERIES                  NUMBER OF SHARES VOTED
                                 FOR                   AGAINST
    None

                                  ARTICLE SIX

    The effective date of this amendment shall be 12:01 a.m., central daylight time, May 1, 2000.

Dated the 26th day of April, 2000.                     7-ELEVEN, INC.
     (to be effective 12:01 a.m.
     central daylight time, May 1, 2000)

                                                       By:  /s/ BRYAN F. SMITH, JR.
                                                       --------------------------------------------
                                                       Name and Title: Bryan F. Smith, Jr.
                                                                     Senior Vice President